Exhibit 10.10
SECURED NON-RECOURSE PROMISSORY NOTE

$3,000,000.00	August 30, 2018
Redwood City, California
FOR VALUE RECEIVED, the undersigned Borrower promises to repay to PubMatic, Inc., a Delaware corporation (the “Company”) the principal sum of Three Million Dollars ($3,000,000.00) (the “Original Principal”), together with interest from the date of this Note on the unpaid principal balance, upon the terms and conditions specified below.
1.Security and Recourse. The Borrower’s obligations under this Note are secured by a first-priority security interest in a certain number of shares of the Company’s common stock beneficially owned by Borrower (the “Collateral”) pursuant to a Stock Pledge Agreement executed by Borrower on the date hereof (the “Pledge Agreement”), all terms of which are incorporated herein by reference. The Company’s right to foreclose on the Collateral shall be the Company’s sole and exclusive remedy in the event Borrower fails to repay this Note, and the Company shall not have recourse to any other assets of Borrower to satisfy the Borrower’s obligations hereunder. Upon the Company’s foreclosure on the Collateral, the Borrower’s obligations under this Note shall be deemed fully satisfied. If the Collateral is insufficient to satisfy the Borrower’s obligations hereunder, then the Borrower will not have any personal liability for the shortfall.
2.Rate of Interest. Interest shall accrue under this Note on any unpaid principal balance at the rate of two and forty two hundredths percent (2.42%) per annum, compounded annually.
3.Maturity. The principal balance of this Note, together with all interest accrued and unpaid to date, shall be due and payable in full at the close of business on August 30, 2021. Except as set forth in Section 7(e), the Company shall not have the right to extend the maturity date without the Borrower’s consent for so long as Borrower is employed by the Company.
4.Prepayment. Borrower may voluntarily prepay the principal and interest at any time, in whole or in part, without premium or penalty. Upon Borrower’s sale or disposal of any Collateral, Borrower shall make a mandatory prepayment under this Note equal to the lesser of (i) one hundred percent (100%) of the proceeds from the sale of such Collateral, and (ii) the full amount due under this Note.
5.Form of Payment. All prepayments under Section 4 shall be paid in cash. All other payments under this Note (whether payment at maturity or payment upon an Event of Default (other than the Event of Default described in Section 7(g)) may, at the Borrower’s option, be paid in cash or upon surrender and cancellation of Collateral with a Fair Market Value equal to the amount then due. For purposes of this Note, the term “Fair Market Value” shall mean, as of any repayment date:
(a)If this Note is being repaid in connection with the sale of Collateral under Section 4 or 7(g), then the Fair Market Value of the Collateral shall be equal to the price per share at which the Collateral was sold; provided, however, if this Note is being prepaid in connection with the sale of all of the Collateral (whether upon the Event of Default specified in Section 7(g) or otherwise), and if the proceeds from the sale of the Collateral is insufficient to repay the entire amount due under this Note, then the value of the Collateral will be deemed to be the full amount due under this Note, and the Borrower’s obligations under this Note shall be deemed fully satisfied upon delivery to the Company all proceeds from the sale of such Collateral.

(b)In all other cases, the Fair Market Value of the Collateral shall be equal to the fair market value per share of the Company’s common stock as specified in the Company’s then-current valuation report appraising the value of the Company’s Common Stock for purposes of complying with Section 409A of the Internal Revenue Code of 1986; provided, however, that if the Company’s Board of Directors reasonably determines that relevant facts and circumstances exist as of the repayment date that would materially affect the value of the Common Stock since the date of the most recent 409A valuation report, then the Fair Market Value of the Common Stock shall be the fair market value per share as determined jointly by the Company’s Board of Directors and the Borrower; provided further, however, that if the Board and the Borrower are unable to agree on the fair market value per share of the Common Stock within 15 days after the repayment date, then such fair market value shall be determined by the same independent, nationally recognized investment banking, accounting or valuation firm that prepared the most recent 409A valuation report (the “Valuation Firm”). The Company shall provide the Valuation Firm with all reasonably necessary Company financial and other records as the Valuation Firm may request. The Valuation Firm shall deliver its written determination of the fair market value per share of Common Stock within sixty (60) days of its engagement to the Borrower and the Company, and such determination of the fair market value per share of Common Stock shall be final, conclusive, and binding on the parties. The fees and expenses of the Valuation Firm shall be borne by the Company. In determining the Fair Market Value of the Common Stock, the Valuation firm shall use the same information and the same valuation techniques and methodologies as it used in its most recent 409A valuation report, in each case as updated to include the new relevant facts and circumstances identified by the Board and all other relevant information as of the repayment date.
Notwithstanding the foregoing, the Fair Market Value of Collateral Shares will not be used in the following situations, and instead the Company will use the prices set forth below for purposes of determining the number of shares of Collateral that will be surrendered and cancelled in order to satisfy the repayment of principal and interest then due:
(i)if this Note is being repaid while the Company is then in the process of registering its shares in connection with a public offering (whether such payment is at maturity or upon the Event of Default specified in Section 7(f)), then the Company will not use the Fair Market Value, and will instead use the price per share that is estimated by the Company’s underwriters to be the middle of the range of price per share at which the shares are expected to be offered to the public in such public offering (it being understood that such price will be higher than the Fair Market Value, even if the most recent 409A valuation report has already been updated to take into consideration the facts and circumstances relating to the public offering);
(ii)if this Note is being repaid following upon the termination of Borrower’s employment with the Company for “Cause” (the Event of Default specified in Section 7(c)), then the Company will not use the Fair Market Value, and will instead use $2.50 per share of Collateral (meaning that Borrower will surrender 100% of the Collateral to repay the principal and interest due under this Note, even if the Fair Market Value of the Collateral exceeds the amount of principal and interest then due under this Note).
6.Application of Payments. All payments (whether such payments are in cash, in Collateral, or in proceeds from the disposition of Collateral) will be applied first to the accrued and unpaid costs of collection, then to accrued but unpaid interest and then to principal. Any surplus

Collateral (or proceeds from the Collateral) remaining after repayment of this Note will be returned to Borrower as set forth in the Pledge Agreement.
7.Event of Default. Each of the following events shall constitute an “Event of Default”:
(a)Borrower’s failure to pay when due the principal balance and accrued interest under this Note;
(b)Borrower’s failure to perform any obligation under the Pledge Agreement, or if any representation or warranty of Borrower under the Pledge Agreement is false or misleading in any material respect;
(c)The date Borrower’s employment with the Company terminates for Cause;
(d)90 days after the date Borrower’s employment is terminated by the Company without Cause or by Borrower with Constructive Termination;
(e)The date Borrower terminates his employment without Constructive Termination; provided, however, that the Company shall have the option, in its sole discretion, to waive this Event of Default and to extend the maturity date for up to three successive 12-month periods from the employment termination date; it being acknowledged that (i) if the Company does not extend the maturity date, then Borrower must repay this Note on the employment termination date (or on the extended maturity date, as applicable) using either cash or Collateral, and (ii) if the Company extends the maturity date, then Borrower will always have the right to prepay this Note using cash prior to the extended maturity date, but will not have the right to prepay this Note using Collateral at any time prior to the extended maturity date (as further extended from time to time in the Company’s sole discretion);
(f)The latest date repayment must be made in order to prevent a violation of Section 13(k) of the Securities Exchange Act of 1934, as amended;
(g)The date the Borrower disposes of all Collateral, including (without limitation) a sale of Collateral to the Company;
(h)The filing of a petition for relief by or against the Borrower under any provision of the Bankruptcy Reform Act (Title 11 of the United States Code), as amended or recodified from time to time, or under any other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; provided, that a petition filed against the Borrower shall only be an event of default if either (i) such petition results in the entry of an order for relief, or (ii) such petition remains undismissed or undischarged for a period of 90 days;
(i)The appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of the Borrower; or
(j)The execution by the Borrower of a general assignment for the benefit of creditors.
Upon the occurrence of any Event of Default, the Company may, at its election, declare the Note and all other obligations secured thereunder to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default under Section 7(f) or (h) hereof, the entire principal and interest and all other obligations shall become immediately due and payable without notice or any other action on behalf of the Company.
8.Collection and Attorneys’ Fees. If any action is instituted to collect this Note, the Borrower promises to pay all reasonable costs and expenses (including reasonable attorney’s fees) incurred by the Company in connection with such action.
9.Waiver. No previous waiver and no failure or delay by the Company or the Borrower in acting with respect to the terms of this Note or the Pledge Agreement shall constitute a waiver of any breach, default or failure of condition under this Note, the Pledge Agreement or the obligations secured thereby. A waiver of any term of this Note, the Pledge Agreement or of any of the obligations secured thereby must be made in writing and signed by a duly authorized officer of the Company and shall be limited to the express terms of such waiver. The Borrower hereby expressly waives presentment and demand for payment when any payments are due under this Note.
10.Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by this Note, the terms of this Note shall prevail.
11.Governing Law. This Note shall be construed in accordance with the laws of the State of California (without regard to their choice-of-law provisions).

Rajeev Kumar Goel and Ruchi Goel, Trustees of the Goel Family Trust dated September 25, 2012

/s/ Rajeev Goel
Rajeev Kumar Goel, Trustee

/s/ Ruchi Goel
Ruchi Goel, Trustee

Address:

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